EXHIBIT 23.13

Independent Auditors’

Consent of KPMG LLP

Dated March 5, 2007

INDEPENDENT AUDITORS’ CONSENT OF KPMG LLP

We consent to the use of our report dated March 5, 2007 with respect to the combined balance sheets of the Selected Parks Operations of Six Flags, Inc. as of December 31, 2006 and 2005, and the related combined statements of income, group equity and cash flows for each of the years in the three-year period ended December 31, 2006, included in this Post Effective Amendment Five to the Registration Statement on Form S-11 (No. 333-128662) and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the combined financial statements refers to a change in the method of accounting for share-based payment.

/s/ KPMG LLP

Dallas, Texas

March 5, 2007